EXHIBIT 99.1

Cubist Pharmaceuticals Completes Acquisition Of Calixa Therapeutics

Lexington, Mass., December 16, 2009 — Cubist Pharmaceuticals, Inc., (NASDAQ: CBST) a leading acute care therapeutics company has completed its previously announced acquisition of Calixa Therapeutics Inc., a biopharmaceutical company focused on the development of novel antibiotics that address the expanding problem of multi-drug resistant Gram-negative pathogens. Cubist’s agreement to acquire Calixa was announced in a press release issued on Dec. 14th, 2009.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist entered into an agreement with AstraZeneca to promote their established antibiotic, MERREM® I.V. (meropenem for injection) in the U.S. The Cubist clinical product pipeline includes ecallantide, a recombinant human protein in Phase 2 for the reduction of blood loss during cardiac surgery, and two Phase 1 programs that address unmet medical needs, one in CDAD (Clostridium difficile-associated diarrhea) and the other in multi-drug resistant (MDR) Gram-negative infections. In addition, the Company, in collaboration with Alnylam Pharmaceuticals, Inc. (Cambridge, MA), has a pre-IND program underway in novel treatments for respiratory syncytial virus (RSV) infections in children using Alnylam’s RNA-interference (RNAi) technology. The RSV program also includes ALN-RSV01, for which Cubist has opt-in rights after Alnylam completes a Phase 2b study of ALN-RSV01 for the treatment of RSV infection in adult lung transplant patients. Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com